Exhibit 99.1

September 9, 2008

To our Members:

Subject FHFA actions to support mortgage activities

As you already know, the Federal Housing Finance Agency, the regulator of Fannie Mae, Freddie Mac, and the Home Loan Banks, and the Treasury Department took sweeping steps over the weekend to provide capital support to Fannie Mae and Freddie Mac of up to $100 billion each and replace their senior management. In addition, the steps taken call for the gradual reduction of the size of mortgage holdings of Fannie and Freddie beginning in 2010.

It is important to note that the action taken to support the FHLBs is different. In keeping with the authority outlined in the July GSE legislation, The U.S. Treasury is creating a backstop lending facility for the Federal Home Loan Banks, approved today by our Board of Directors. We do not anticipate using the facility.

When the announcements were made Sunday, Henry Paulson, Secretary of the Treasury, underlined the important role of the FHLBs:

"The Federal Home Loan Banks have performed remarkably well over the last year as they have a different business model than Fannie Mae and Freddie Mac and a different capital structure that grows as their lending activity grows."

It is too early to know exactly how all of these actions will change the future of mortgage markets, but I believe that the support shown for the Home Loan Banks and the breadth of the actions taken to shore up Fannie and Freddie will be beneficial to you and your communities. Further, we don't anticipate any significant changes in our day-to-day operations with you.

More information on recent developments is available on the Department of Treasury website http://www.ustreas.gov.

Regards,

/s/ Matt Feldman

Matt Feldman

President and CEO

Federal Home Loan Bank of Chicago

This member letter contains forward-looking statements which are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as "anticipates," "believes," "expects," "could," "plans," "estimates," "may," "should," "will," or their negatives or other variations on these terms. We caution that, by their nature, forward-looking statements involve risk or uncertainty, that actual results could differ materially from those expressed or implied in these forward-looking statements, and that actual events could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, the risk factors set forth in our periodic filings with the Securities and Exchange Commission, which are available on our Web site at www.fhlbc.com. We assume no obligation to update any forward-looking statements made in this letter.